                        SECURED REVOLVING LOAN AGREEMENT

                                 BY AND BETWEEN

                                RIVERSIDE L.L.C.

                                       AND

                        LASALLE BANK NATIONAL ASSOCIATION

                             DATED OCTOBER 31, 2000





                                   Prepared By

                     SCHWARTZ, COOPER, GREENBERGER & KRAUSS
                           180 N. LaSalle, Suite 2700
                             Chicago, Illinois 60601

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                                                 TABLE OF CONTENTS

SECTION 1.        CERTAIN DEFINITIONS.............................................................................1
         1.1      Terms Defined in this Agreement.................................................................1
         1.2      Accounting Terms................................................................................7
         1.3      Others Defined in U.C.C.........................................................................8

SECTION 2.        REVOLVING LOAN COMMITMENT; REVOLVING LOAN BORROWING
                  PROCEDURES......................................................................................8
         2.1      Revolving Loan Commitment.......................................................................8
         2.2      Various Types of Revolving Loans................................................................8
         2.3      Revolving Loan Borrowing Procedures.............................................................8
         2.4      Conversion and Continuation of Revolving Loans..................................................9

SECTION 3.        REVOLVING NOTE.................................................................................10
         3.1      Revolving Note.................................................................................10
         3.2      Interest; Due Date Extension...................................................................10

SECTION 4.        INTEREST AND FEES; CHANGE IN CIRCUMSTANCE......................................................10
         4.1      Interest Rates on Revolving Loans..............................................................10
         4.2      Default Interest Rate..........................................................................11
         4.3      Interest Payment Dates.........................................................................11
         4.4      Interest Periods...............................................................................11
         4.5      Computation of Interest........................................................................11
         4.6      Commitment Fee.................................................................................11
         4.7      Taxes..........................................................................................12
         4.8      Increased Costs; Capital Adequacy..............................................................12
                  4.8.1    Increased Costs.......................................................................12
                  4.8.2    Capital Adequacy......................................................................13
         4.9      Basis for Determining Interest Rate Inadequate or Unfair.......................................13
         4.10     Changes in Law Rendering Certain Loans Unlawful................................................14
         4.11     Funding Losses.................................................................................14
         4.12     Right of Bank to Fund Through Other Offices....................................................15
         4.13     Discretion of Bank as to Manner of Funding.....................................................15
         4.14     Conclusiveness of Statements; Survival of Provisions...........................................15
         4.15     Maximum Interest...............................................................................15

SECTION 5.        REDUCTION OR TERMINATION OF REVOLVING LOAN
                  COMMITMENT; PREPAYMENTS........................................................................16
         5.1      Reduction or Termination of Revolving Loan Commitment by the Borrower..........................16
         5.2      Optional Pre-payment of Revolving Loans........................................................16
         5.3      Mandatory Prepayments..........................................................................16


                                      i
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         5.4      Termination of Revolving Loan Commitment by the Bank...........................................16
         5.5      Interest on Principal Pre-paid.................................................................16
         5.6      Use of Proceeds; Regulation U..................................................................17

SECTION 6.        MAKING OF PAYMENTS.............................................................................17
         6.1      Making of Payments.............................................................................17
         6.2      Deposits to the Borrowers' Account.............................................................17
         6.3      Set-off........................................................................................17
         6.4      Appointment As Attorney-In-Fact................................................................18

SECTION 7.        REPRESENTATIONS AND WARRANTIES.................................................................18
         7.1      Organization...................................................................................18
         7.2      Authorization; No Conflict.....................................................................19
         7.3      Validity; Binding Nature; Approvals............................................................19
         7.4      Financial Statements...........................................................................19
         7.5      Material Adverse Change........................................................................19
         7.6      Litigation and Contingent Liabilities..........................................................19
         7.7      Liens..........................................................................................20
         7.8      Employee Benefit Plans.........................................................................20
         7.9      Broker's Fees..................................................................................20
         7.10     Other Agreements...............................................................................20
         7.11     Accuracy of Information........................................................................20
         7.12     Tax Status.....................................................................................20
         7.13     No Default.....................................................................................20
         7.14     Compliance with Applicable Laws................................................................20
         7.15     Places of Business.............................................................................21
         7.16     Investment Company Act.........................................................................21
         7.17     Public Utility Holding Company Act.............................................................21
         7.18     Solvency.......................................................................................21
         7.19     Licenses.......................................................................................21
         7.20     Subsidiaries...................................................................................21
         7.21     Survival.......................................................................................21

SECTION 8.        AFFIRMATIVE COVENANTS..........................................................................21
         8.1      Reports, Certificates and Other Information....................................................21
                  8.1.1    Borrower Financial Statements.........................................................21
                  8.1.2    Borrower Interim Reports..............................................................22
                  8.1.3    Certificates..........................................................................22
                  8.1.4    Reports from Accountants..............................................................22
                  8.1.5    Issuer Financial Statements...........................................................22
                  8.1.6    Issuer Interim Reports................................................................22
                  8.1.7    Guarantor Financial Statements........................................................22
                  8.1.8    Guarantor Interim Reports.............................................................23


                                      ii
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                  8.1.9    Partnership Financial Statements......................................................23
                  8.1.10   Partnership Interim Reports...........................................................23
                  8.1.11   Notice of Default; Litigation.........................................................23
                  8.1.12   Borrowing Request.....................................................................23
                  8.1.13   Other Information.....................................................................23
         8.2      Existence......................................................................................24
         8.3      Books, Records and Inspections.................................................................24
         8.4      Taxes and Liabilities..........................................................................24
         8.5      Compliance with Applicable Laws................................................................24
         8.6      Use of Proceeds................................................................................24
         8.7      Loan to Value Ratio............................................................................24

SECTION 9.        NEGATIVE COVENANTS.............................................................................24
         9.1      Limits on Revolving Loan Commitment............................................................25
         9.2      Indebtedness...................................................................................25
         9.3      Liens..........................................................................................25
         9.4      Subsidiaries...................................................................................25
         9.5      Change in Nature of Business...................................................................25
         9.6      Mergers, Consolidations, Sales.................................................................25
         9.7      Transactions with Affiliates...................................................................25
         9.8      Other Agreements...............................................................................26
         9.9      Employee Benefit Plans.........................................................................26

SECTION 10. COLLATERAL SECURITY..................................................................................26
         10.1     Collateral Documents...........................................................................26
         10.2     Deliveries; Further Assurances.................................................................26

SECTION 11. CONDITIONS OF LENDING................................................................................26
         11.1     Initial Loans..................................................................................27
                  11.1.1   Documents.............................................................................27
                  11.1.2   Fees and Expenses.....................................................................29
                  11.1.3   Due Diligence.........................................................................29
                  11.1.4   Certificate...........................................................................29
                  11.1.5   Compliance Certificate................................................................29
         11.2     All Revolving Loans............................................................................29
                  11.2.1   No Default............................................................................29
                  11.2.2   Litigation............................................................................30
                  11.2.3   Borrowing Request/Letter of Direction.................................................30
                  11.2.4   Regulation U Compliance...............................................................30
                  11.2.5   Issuer Information....................................................................30
                  11.2.6   Perfected Interest....................................................................30
                  11.2.7   Other.................................................................................31


                                      iii
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SECTION 12.  EVENTS OF DEFAULT AND THEIR EFFECT..................................................................31
         12.1     Events of Default..............................................................................31
                  12.1.1   Nonpayment of Amounts Due Hereunder...................................................31
                  12.1.2   Nonpayment of Other Indebtedness......................................................31
                  12.1.3   Other Material Obligations............................................................31
                  12.1.4   Bankruptcy or Insolvency..............................................................31
                  12.1.5   Specified Noncompliance with this Agreement...........................................32
                  12.1.6   Other Noncompliance with this Agreement...............................................32
                  12.1.7   Representations and Warranties........................................................32
                  12.1.8   Related Documents.....................................................................32
                  12.1.9   Judgments.............................................................................32
                  12.1.10  Impairment of Security................................................................32
                  12.1.11  Change in Ownership...................................................................33
         12.2     Effect of Event of Default.....................................................................33

SECTION 13. GENERAL..............................................................................................33
         13.1     Waiver; Other Remedies; Amendments.............................................................33
         13.2     Notices........................................................................................33
         13.3     Computations...................................................................................34
         13.4     Costs, Expenses and Taxes......................................................................35
         13.5     Indemnification................................................................................36
         13.6     Survival.......................................................................................36
         13.7     Severability...................................................................................36
         13.8     Counterparts...................................................................................36
         13.9     Successors and Assigns.........................................................................36
         13.10    Prior Agreements...............................................................................36
         13.11    Assignments; Participations....................................................................36
         13.12    Marshaling; Recapture..........................................................................37
         13.13    Captions.......................................................................................37
         13.14    GOVERNING LAW..................................................................................37
         13.15    JURY TRIAL; VENUE..............................................................................38


                                      iv
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                          LIST OF EXHIBITS AND SCHEDULES


                                   Exhibits
                                   --------

Exhibit A                           Form of Revolving Note
Exhibit B                           Form of Compliance Certificate
Exhibit C                           Form of Borrowing Certificate
Exhibit D                           Form of Pledge Agreement
Exhibit E                           Form of Legal Opinion of Borrower's Counsel
Exhibit F                           Form of Guarantee
Exhibit G                           Form of Continuation/Conversion Notice

                                   Schedules
                                   ---------

Schedule 9.2                        Permitted Indebtedness

                       SECURED REVOLVING LOAN AGREEMENT


      THIS SECURED REVOLVING LOAN AGREEMENT (this "Agreement") dated as of October 31, 2000, is by and between RIVERSIDE L.L.C., an Illinois limited liability company (hereinafter, together with its successors and permitted assigns, the "Borrower") , and LASALLE BANK NATIONAL ASSOCIATION, a national banking association (hereinafter, together with its successors and assigns, the "Bank").

                               R E C I T A L S:

      A. The Borrower has requested that the Bank provide the Borrower with revolving loans in an aggregate principal amount not exceeding Seven Million Dollars ($7,000,000) at any one time outstanding.

      B. The Bank is prepared to make such revolving loans on the terms and subject to the conditions set forth in this Agreement.

      NOW, THEREFORE, in consideration of the mutual agreements contained herein, and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1.  CERTAIN DEFINITIONS

      1.1 TERMS DEFINED IN THIS AGREEMENT. When used herein the following terms shall have the following respective meanings:

      "AFFILIATE" means, with respect to any Person, any other Person directly or indirectly controlling (including, without limitation, all shareholders, directors and officers of such Person), controlled by, or under direct or indirect common control with, such Person. A Person shall be deemed to control another Person if such first Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through ownership of voting securities, by contract or otherwise.

      "AGREEMENT" means this Secured Revolving Loan Agreement as the same may be modified, supplemented or amended from time to time.

      "AUTHORIZED OFFICER" means the Managing Member or any other Member of the Manager of the Borrower. References herein to officer or officers or to specific officers shall include members of limited liability companies and general partners of partnerships.

      "BANK PARTIES" has the meaning contained in SECTION 13.5 hereto.

      "BORROWING REQUEST" has the meaning contained in SECTION 8.1.12 hereof.

      "BUSINESS DAY" means any day (other than Saturday or Sunday) of the year that (a) in the case of a Business Day which relates to a LIBOR Rate Loan, banks are open for business in Chicago, Illinois and New York, New York and on which dealings are carried on in the London interbank eurodollar market, and (b) in the case of a Business Day which relates to a Prime Rate Loan, banks are open for business in Chicago, Illinois.

      "CAPITALIZED LEASE OBLIGATIONS" means any amount payable with respect to any lease of any tangible or intangible property, however denoted, which is required by GAAP to be reflected as a liability on the balance sheet of the lessee thereunder.

      "CLOSING DATE" means the date of this Agreement.

      "CODE" means the Internal Revenue Code of 1986, as amended, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time.

      "COLLATERAL" means all assets, property and rights on or in which a Lien is granted to the Bank pursuant to the Pledge Agreement, any other Collateral Document or any other Related Document.

      "COLLATERAL DOCUMENTS" means, collectively, the Pledge Agreement and any and all other documents and agreements provided for in SECTION 10 hereof, if any, or pursuant to which a Lien is granted to the Bank from time to time as security for any of the Liabilities, as any of the foregoing documents and agreements may be amended, modified or supplemented from time to time.

      "COMPLIANCE CERTIFICATE" has the meaning contained in SECTION 8.1.3 hereof.

      "CONTINUATION/CONVERSION NOTICE" - see SECTION 2.4.

      "CURRENT MARKET VALUE" as to any Stock means, (a) if quotations are available, the closing sale price of such Stock on the preceding Business Day on which trades were made, as appearing on any regularly published reporting or quotation service, provided that no material adverse change has occurred which would render such closing sale price an unreasonable estimate of the market value of such Stock; or (b) if there is no such closing sale price, the reasonable estimate of the market value of such Stock as of the close of business on the preceding Business Day (such estimate to be satisfactory to the Bank) , it being understood that for purposes of this clause (b), if Current Market Value is being determined at the time a Revolving Loan is being made to finance the purchase of Stock, Current Market Value of such Stock shall be deemed to mean the cost of purchase of such Stock (excluding all brokers fees and other commissions), absent a good faith determination by the Bank that such purchase price is unreasonable.

      "DEFAULT" means any event, act or condition which, with lapse of time or notice or lapse of time and notice, would constitute an Event of Default.

      "ENVIRONMENTAL LAWS" means any and all federal, state or local laws, statutes, ordinances, rules, regulations, judgments, orders, decrees, permits,, concessions, agreements, licenses, or other governmental restrictions or requirements relating to health, safety, the environment or the release or discharge, or dumping or disposing (whether intentional or unintentional),of any materials regulated under such laws or regulations (including, without limitation, hazardous and toxic substances) into the environment, now or hereafter in effect in any and all jurisdictions in which the Borrower is or from time to time may be doing business, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Sections 9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. Sections 6901 et seq., the Clean Air Act, 42 U.S.C. Sections 7401 et seq., the Occupational Safety and Health Act, 29 U.S.C. Sections 651 et seq., and the Hazardous Materials Transportation Act, 49 U.S.C. Sections 1801 et seq., as amended or hereafter amended.

      "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute, together with the regulations thereunder, as in effect from time to time.

      "ERISA AFFILIATE" means any corporation, trade or business which together with the Borrower is a member of a controlled group of corporations or trades or businesses as described in Sections 414(b) and 414(d) of the Code, or any corporation, trade or business which together with the Borrower is otherwise treated as a single employer under Section 4001 of ERISA.

      "EUROCURRENCY RESERVE PERCENTAGE" shall mean, with respect to any LIBOR Rate Loan for any Interest Period, a percentage (expressed as a decimal) equal to the daily average during such Interest Period, as prescribed by the Federal Reserve Board, for determining the aggregate maximum reserve requirements (including all basic, supplemental, marginal and other reserves) applicable to "Eurocurrency liabilities" pursuant to Regulation D or any other then-applicable regulation of the Federal Reserve Board which prescribes reserve requirements applicable to "Eurocurrency liabilities," as defined in Regulation D, as applicable to the class of banks of which the Bank is a member. Without limiting the effect of the foregoing, the Eurocurrency Reserve Percentage shall reflect any other reserves required to be maintained by the Bank against (a) any category of liabilities that includes deposits by reference to which the LIBOR Rate (Reserve Adjusted) is to be determined, or (b) any category of extensions of credit or other assets that includes LIBOR Rate Loans. For purposes of this Agreement, any LIBOR Rate Loan hereunder shall be deemed to be "Eurocurrency liabilities," as defined in Regulation D, and, as such, shall be deemed to be subject to such reserve requirements without the benefit of, or credit for, proration, exceptions or offsets which may be available to the Bank from time to time under Regulation D.

      "EVENT OF DEFAULT" means any of the events or conditions described in
SECTION 12.1 hereof.

      "EXCESS INTEREST" has the meaning contained in SECTION 4.15 hereof.

      "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or any successor authority) that are applicable to the circumstances as of the date of determination.

      "GUARANTEES" means collectively, and "GUARANTEE" means individually each of, those certain Guarantees executed in connection with this Agreement, dated the date hereof, in favor of the Bank, pursuant to which each of (i) The Productivity Fund IV, L.P., a Delaware limited partnership, and (ii) The Productivity Fund IV Advisors Fund L.P., a Delaware limited partnership collectively guarantee payment of one hundred percent (100%) of the Liabilities, the form of which is attached hereto as EXHIBIT F.

      "GUARANTORS" means collectively, and "GUARANTOR" means individually each of, those parties executing a Guarantee.

      "INDEBTEDNESS" with respect to any Person means, as of the date of determination thereof, (i) all of such Person's indebtedness for borrowed money,
(ii) all indebtedness of such Person or any other Person secured by any Lien with respect to any property or asset owned or held by such Person, regardless whether the indebtedness secured thereby shall have been assumed by such Person,
(iii) all indebtedness of other Persons which such Person has directly or indirectly guaranteed (whether by discount or otherwise), endorsed (otherwise than for collection or deposit in the ordinary course of business) , discounted with recourse to such Person or with respect to which such Person is otherwise directly or indirectly liable, including, without limitation, indebtedness in effect guaranteed by such Person through any agreement (contingent or otherwise) to (A) purchase, repurchase or otherwise acquire such Indebtedness or any security therefor, (B) provide funds for the payment or discharge of such indebtedness or any other liability of the obligor of such indebtedness (whether in the form of loans, advances, stock purchases, capital contribution or otherwise), (C) maintain the solvency of any balance sheet or other financial condition of the obligor of such indebtedness, or (D) make payment for any products, materials or supplies or for any transportation or services regardless of the nondelivery or nonfurnishing thereof, if in any such case the purpose or intent of such agreement is to provide assurance that such indebtedness will be paid or discharged or that any agreements relating thereto will be complied with or that the holders of such indebtedness will be protected against loss in respect thereof, (iv) all of such Person's Capitalized Lease Obligations, (v) all actual or contingent reimbursement obligations with respect to letters of credit issued for such Person's account, and (vi) all other obligations and liabilities of such Person (including, without limitation, all debts, claims and indebtedness) whether primary, secondary, direct, contingent, fixed or otherwise, heretofore, now and/or from time to time hereafter owing, due or payable, however evidenced, created, incurred, acquired or owing and however arising, whether under written or oral agreement, by operation of law, or otherwise.

      "INDEMNIFIED LIABILITIES" has the meaning contained in SECTION 13.5 hereof.

      "ISSUERS" means collectively, and "ISSUER" means individually each of, the issuers of the Stock.

      "INTEREST PERIOD" - see SECTION 4.4.

      "LENDING OFFICE" shall mean any office designated by the Bank in its sole discretion beneath its signature hereto or otherwise from time to time by written notice to the Borrower, as a Lending Office for purposes hereunder. The Bank may designate separate Lending Offices for the purposes of making, maintaining or continuing Prime Rate Loans or LIBOR Rate Loans and, with respect to LIBOR Rate Loans, such Lending Office may be a foreign branch or an Affiliate of the Bank or the Bank's holding company.

      "LIABILITIES" means any and all of the Borrower's obligations, liabilities and indebtedness to the Bank, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing or arising, or due or to become due, which arise out of or in connection with this Agreement or the Related Documents (including, without limitation, all principal, interest, fees, costs and expenses), and any refinancings, substitutions, extensions, renewals, replacements and modifications for or of any or all of the foregoing.

      "LIBOR RATE LOAN" shall mean any Revolving Loan which bears interest at a rate determined by reference to the LIBOR Rate (Reserve Adjusted).

      "LIBOR RATE" shall mean, with respect to any LIBOR Rate Loan for any Interest Period, the rate of interest equal to the average (rounded upward, if necessary, to the next higher 1/16 of 1%) rate per annum at which Dollar deposits in immediately available funds are offered to the Lending Office of the Bank two (2) Business Days prior to the beginning of such Interest Period by prime banks in the London interbank eurodollar market as at or about the relevant local time of such Lending Office, for delivery on the first day of such Interest Period, for the number of days comprised therein and in an amount equal or comparable to the amount of the Revolving Loan of the Bank for such Interest Period. As used herein, "relevant local time" shall mean 10:00 A.M., Chicago time.

      "LIBOR RATE (RESERVE ADJUSTED)" shall mean, with respect to any LIBOR Rate Loan for any Interest Period, a rate per annum, (rounded upward, if necessary, to the nearest 1/100 of 1%) determined pursuant to the following formula:

            LIBOR Rate            =       LIBOR Rate
            (Reserve Adjusted)            ----------
                                          1-Eurocurrency
                                          Reserve Percentage

      "LIEN" means any mortgage, pledge, lien, hypothecation, security interest or other charge or encumbrance.

      "LOAN TO VALUE RATIO" has the meaning contained in SECTION 8.7 hereof.

      "MANAGER OF THE BORROWER" means First Analysis Management Company III, L.L.C., a Delaware limited liability company.

      "MARGIN STOCK" has the meaning given to such term in Regulation U.

      "MAXIMUM COMMITMENT" means Seven Million Dollars ($7,000,000).

      "MAXIMUM LOAN VALUE" as applied to the Stock, means fifty percent (50%) of the Current Market Value of such Stock.

      "MULTIEMPLOYER PLAN" means a Plan which is a "multiemployer plan" as defined in ERISA.

      "NON-MARGIN STOCK" means all stock and other securities which are not considered as Margin Stock.

      "PARTNERSHIP" means Riverside Partnership, an Illinois general partnership.

      "PERMITTED INDEBTEDNESS" has the meaning contained in SECTION 9.2 hereof.

      "PERMITTED LIENS" is defined in SECTION 9.3 hereof.

      "PERSON" means any individual, sole proprietorship, corporation, limited liability company, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, government (or any agency or political subdivision thereof) or other entity of any kind.

      "PLAN" means a "pension plan", as such term is defined in ERISA, that is subject to Title IV of ERISA and to which the Borrower or any ERISA Affiliate may have any liability.

      "PLEDGE AGREEMENT" has the meaning contained in SECTION 10.1 hereof.

      "PRIME RATE" means the rate of interest announced from time to time by the Bank as its "Prime Rate." The Prime Rate is one of the Bank's rates and is not intended to be the Bank's lowest or best rate in effect at any time. Any change in the Prime Rate shall be effective as of the effective date stated in the announcement by the Bank of such change.

      "PRIME RATE LOAN" shall mean any Revolving Loan which bears interest at or by reference to the Prime Rate.

      "QUARTERLY PAYMENT DATE" shall mean the last day of each March, June, September and December or, if any such day is not a Business Day, the next succeeding Business Day.

      "REGULATION U" means Regulation U promulgated by the Board of Governors of the Federal Reserve System and any successor rule or regulation of similar import as in effect from time to time.

      "RELATED DOCUMENTS" means, collectively, the Revolving Note, the Collateral Documents, the Guarantees and all other documents, instruments and agreements executed or delivered by the Borrower or any other Person pursuant to or in connection with this Agreement or the foregoing documents, agreements and instruments, as the same may be amended, supplemented or modified from time to time.

      "REVOLVING LOAN COMMITMENT" has the meaning contained in SECTION 2.1 hereof.

      "REVOLVING LOAN(S)" has the meaning contained in SECTION 2.1 hereof.

      "REVOLVING NOTE" has the meaning contained in SECTION 3.1 hereof.

      "STOCK" means all Margin Stock and Non-Margin Stock which is purchased in part with the proceeds of a Revolving Loan and which is pledged to the Bank pursuant to the terms of the Pledge Agreement.

      "SUBSIDIARY" of any Person shall mean another Person of which such Person owns, directly or indirectly, more than 50% of (a) the combined voting power of all classes of stock having general voting power under ordinary circumstances to elect a majority of the board of directors of such Person, if it is a Corporation, (b) the capital interest or profits interest of such Person, if it is a partnership, joint venture or similar entity, or (c) the beneficial interest of such Person, if it is a trust, association or other unincorporated organization.

      "TERMINATION DATE" means the earlier of (i) December 31, 2002, (ii) such other date on which the Revolving Loan Commitment shall terminate pursuant to
SECTION 12.2 hereof, or (iii) such other date as is mutually agreed in writing between the Borrower and the Bank, it being understood that the Bank will annually review its Revolving Loan Commitment to consider a one year extensions of the Termination Date, but under no circumstance shall the Bank be obligated to grant such extension and any such extensions shall be in the Bank's sole and absolute discretion.

      1.2 ACCOUNTING TERMS. Any accounting terms used in this Agreement which are not specifically defined herein shall have the meanings customarily given to such terms in accordance with GAAP.

      1.3 OTHERS DEFINED IN UNIFORM COMMERCIAL CODE.. All terms contained in this Agreement (and which are not otherwise specifically defined herein) shall have the meanings provided by the Uniform Commercial Code to the extent the same are used or defined therein.


SECTION 2.  REVOLVING LOAN COMMITMENT; REVOLVING LOAN BORROWING PROCEDURES

      2.1 REVOLVING LOAN COMMITMENT. On the terms and subject to the conditions set forth in this Agreement, the Bank agrees to make revolving loans (collectively, "REVOLVING LOANS", and individually a "REVOLVING LOAN") to the Borrower from time to time on and after the Closing Date and before the Termination Date in such aggregate amounts as the Borrower may from time to time request but not exceeding the lesser of (a) an amount, which when added to the aggregate Revolving Loans which are then outstanding equals the Maximum Commitment, or (b) the Maximum Loan Value of the Stock to be purchased with the proceeds of such Revolving Loan; provided, however, the Bank shall not be obligated to make advances for the purchase of the Stock of any single entity in excess of Three Million Dollars ($3,000,000) in the aggregate. The Borrower shall have the right to repay and reborrow any of the Revolving Loans; PROVIDED, HOWEVER, that it shall be a condition precedent to any reborrowing that as of the date of any reborrowing all of the conditions to borrowing set forth in this Agreement shall be satisfied and all representations and warranties made herein shall be true and correct in all material respects as of such reborrowing date. The Bank's commitment hereunder to make Revolving Loans is hereinafter called the "REVOLVING LOAN COMMITMENT".

      2.2 VARIOUS TYPES OF REVOLVING LOANS. Each Revolving Loan shall be either a Prime Rate Loan or a LIBOR Rate Loan (each being herein called a "Type" of Loan) , as the Borrower shall specify in the related Borrowing Request or Continuation/Conversion Notice pursuant to SECTION 2.3 or SECTION 2.4. Prime Rate Loans and LIBOR Rate Loans may be outstanding at the same time; PROVIDED, that (a) in the case of LIBOR Rate Loans, not more than five different Interest Periods shall be outstanding at any one time for all such Revolving Loans, and
(b) the Borrower shall specify Revolving Loans and Interest Periods such that no payment or prepayment of any principal on any Revolving Loan shall result in a break-up of any Interest Period.

      2.3 REVOLVING LOAN BORROWING PROCEDURES. Whenever the Borrower desires to borrow a Revolving Loan hereunder, the Borrower shall give the Bank irrevocable telephonic notice of such proposed Revolving Loan borrowing no later than 12:00 noon, Chicago, Illinois time, on a day which in the case of a Prime Rate Loan is at least one Business Day prior to the proposed date of such borrowing, and in the case of a LIBOR Rate Loan is at least three Business Days prior to the proposed date of such borrowing. In no event shall the Borrower request LIBOR Rate Loans in an aggregate principal amount of less than $250,000 or any larger integral multiple of $50,000. Each such notice shall be effective upon receipt by the Bank and shall specify the date and the amount of the borrowing. Each request for a Revolving Loan shall automatically constitute a representation and warranty by the Borrower that, as of the date of such requested Revolving Loan, all conditions precedent to the making of such Revolving Loan set forth in SECTION 11 hereof shall be satisfied. Each borrowing of a Revolving Loan shall be on a Business Day. Concurrently with the above-described telephonic notice, the Borrower shall deliver to the Bank, via facsimile, a Borrowing Request prepared in accordance with SECTION 8.1.12 hereof.

      2.4 CONVERSION AND CONTINUATION OF REVOLVING LOANS. The Borrower may, by delivery to the Bank of a Continuation/Conversion Notice (herein called a "Continuation/Conversion Notice") in the form of EXHIBIT G attached hereto with appropriate insertions, before 1:00 P.M., Chicago time, three (3) Business Days prior to conversion or continuation, convert or continue Revolving Loans as follows:

            (a)   convert LIBOR Rate Loans into Prime Rate Loans,

            (b)   convert Prime Rate Loans into LIBOR Rate Loans, and

            (c) continue any such Revolving Loan into a subsequent Interest Period of the same duration or of any other duration permitted hereunder, subject to the following:

                  (i) the Interest Period applicable to any LIBOR Rate Loan
            resulting from a conversion shall be specified by the Borrower in the Continuation/Conversion Notice delivered pursuant to this Section; PROVIDED, HOWEVER, that if no such Interest Period shall be specified, the Borrower shall be deemed to have selected an Interest Period, in the case of a LIBOR Rate Loan, of one (1) month's duration. If the Borrower shall not have given timely notice to continue any Revolving Loan into a subsequent Interest Period and shall not otherwise have given notice to convert such Revolving Loan, such Revolving Loan unless repaid pursuant to the terms hereof shall automatically be converted into a Prime Rate Loan;

                  (ii) in the case of a conversion or continuation of less than all Revolving Loans, the aggregate principal amount of such Revolving Loans converted or continued shall be not less than $100,000 or any larger integral multiple of $50,000;

                  (iii) if any LIBOR Rate Loan is converted at a time other than the last day of an Interest Period applicable thereto, the Borrower shall at the time of conversion pay any loss or expense (including, without limitation, breakage losses and expenses) associated therewith pursuant to SECTION 4.11;

                  (iv) any portion of a Revolving Loan maturing or required to be repaid in less than one (1) month may not be converted into, or continued as, a LIBOR Rate Loan; and

                  (v) any portion of a LIBOR Rate Loan required to be paid on any principal payment date occurring in less than one (1) month after the end of the then-current Interest Period applicable to such Loan shall be automatically converted at the end of such Interest Period into a Prime Rate Loan.

Notwithstanding the foregoing, so long as any Default shall exist, no Revolving Loans shall be converted to or continued as LIBOR Rate Loans.


SECTION 3.  REVOLVING NOTE

      3.1 REVOLVING NOTE. The Revolving Loans shall be evidenced by a promissory note (hereinafter, as the same may be amended, modified or supplemented from time to time, and together with any renewals or extensions thereof or exchanges or substitutions therefor, the "REVOLVING NOTE") , duly executed and delivered by the Borrower, substantially in the form set forth in EXHIBIT A attached hereto, with appropriate insertions, dated the Closing Date, payable to the order of the Bank in the original principal amount of Seven Million Dollars ($7,000,000). The date and amount of each Revolving Loan made by the Bank and of each repayment of principal thereon received by the Bank shall be recorded by the Bank in its records. The aggregate unpaid principal amount so recorded shall be rebuttable presumptive evidence of the principal amount owing and unpaid on the Revolving Note. The failure so to record any such amount or any error in so recording any such amount, however, shall not limit or otherwise affect the Borrower's obligations hereunder or under the Revolving Note to repay the principal amount of the Revolving Loans together with all interest accruing thereon.

      3.2 INTEREST; DUE DATE EXTENSION. The Revolving Note shall provide for the payment of interest as provided in SECTION 4 hereof. If any payment of principal of, or interest on, the Revolving Note falls due on a day that is not a Business Day, then such due date shall be extended to the next following Business Day, and additional interest shall accrue and be payable for the period of such extension.


SECTION 4.  INTEREST AND FEES; CHANGE IN CIRCUMSTANCE

      4.1 INTEREST RATES ON REVOLVING LOANS. The Borrower hereby promises to pay interest on the unpaid principal amount of each Revolving Loan for the period commencing on the date of disbursement of such Revolving Loan until such loan is paid in full, as follows:

            (a) At all times while such Revolving Loan is a Prime Rate Loan, at a rate per annum, equal to the Prime Rate from time to time in effect;

            (b) At all times while such Revolving Loan is a LIBOR Rate Loan, for each Interest Period, at a rate per annum, equal to the LIBOR Rate (Reserve Adjusted) applicable to such Interest Period, PLUS two percent (2%)

      4.2 DEFAULT INTEREST RATE. Notwithstanding the provisions of SECTION 4.1, in the event that any Default under SECTION 12.1.4 or any Event of Default shall occur hereunder, the Borrower hereby promises to pay interest on the unpaid principal amount of each Revolving Loan for the period commencing on the date of such Default or Event of Default until such Default or Event of Default is cured or waived at a rate per annum equal to the interest rate otherwise in effect hereunder from time to time (but not less than the applicable rate in effect as at such due date) , plus two percent (2.0%) per annum.

      4.3 INTEREST PAYMENT DATES. Accrued interest on each Prime Rate Loan shall be payable on each Quarterly Payment Date and at maturity, commencing with the first of such date to occur after the Closing Date. Accrued interest on each LIBOR Rate Loan shall be payable on the last day of each Interest Period relating to such Revolving Loan and if such Interest Period exceeds three months, on the date which is three months after the beginning of such Interest Period, and at maturity. After maturity, accrued interest on all Revolving Loans shall be payable on demand.

      4.4 INTEREST PERIODS. Each "Interest Period" for a LIBOR Rate Loan shall commence on the date such LIBOR Rate Loan was made or converted from a Revolving Loan of a different Type, or on the expiration of the immediately preceding Interest Period for such LIBOR Rate Loan, and shall end on the date which is one
(1) , two (2) , three (3) or six (6) months thereafter, as the Borrower may specify pursuant to SECTION 2.2 or SECTION 2.3 hereof. Each "Interest Period" for a LIBOR Rate Loan which would otherwise end on a day which is not a Business Day shall end on the next succeeding Business Day (unless such next succeeding Business Day is the first Business Day of a calendar month, in which case with respect to a LIBOR Rate Loan such Interest Period shall end on the next preceding Business Day).

      4.5 COMPUTATION OF INTEREST. Interest on each Revolving Loan shall be computed for the actual number of days elapsed on the basis of a three hundred sixty (360) day year. The applicable LIBOR Rate for each Interest Period shall be determined by the Bank, and notice thereof shall be given by the Bank to the Borrower. Each determination of the applicable LIBOR Rate by the Bank shall be conclusive and binding upon the parties hereto, in the absence of demonstrable error.

      4.6   INTENTIONALLY DELETED.

      4.7 TAXES. All payments by the Borrower under this Agreement shall be made free and clear of, and without deduction for, any present or future income, excise, stamp or other taxes, fees, levies, duties, withholdings or other charges of any nature whatsoever, now or hereafter imposed by any taxing authority, other than franchise taxes and taxes imposed on or measured by the Bank's net income or receipts (such non-excluded items being called "TAXES"). In the event that any withholding or deduction from any payment to be made by the Borrower hereunder is required in respect of any Taxes pursuant to any applicable law, rule or regulation, then the Borrower will:

            (a) pay directly to the relevant authority the full amount required to be so withheld or deducted;

            (b) promptly forward to the Bank an official receipt or other documentation satisfactory to the Bank evidencing such payment to such authority; and

            (c) pay to the Bank such additional amount or amounts as is necessary to ensure that the net amount actually received by the Bank will equal the full amount the Bank would have received had no such withholding or deduction been required.

Moreover, if any Taxes are directly asserted against the Bank with respect to any payment received by the Bank hereunder, the Bank may pay such Taxes and the Borrower will promptly pay such additional amounts (including any penalties, interest or expenses) as is necessary in order that the net amount received by the Bank after the payment of such Taxes (including any Taxes on such additional amount) shall equal the amount the Bank would have received had not such Taxes been asserted.

      4.8   INCREASED COSTS; CAPITAL ADEQUACY.

            4.8.1 INCREASED COSTS. If (i) Regulation D of the Board of Governors of the Federal Reserve System, or (ii) after the date hereof, the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Bank (or any Lending Office of the Bank) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency issued after the date hereof,

                  (a) shall subject the Bank (or any Lending Office of the Bank)
            to any tax, duty or other charge with respect to any Revolving Loan, the Revolving Note or its obligation to make or maintain any Revolving Loan, or shall change the basis of taxation of payments to the Bank of the principal of or interest on any Revolving Loan or any other amounts due under this Agreement in respect of any Revolving Loan or its obligation to make or maintain any Revolving Loan (except for changes in the rate of tax on the overall net income of the Bank imposed by the jurisdiction in which the Bank's principal executive office is located); or

                  (b) shall impose, modify or deem applicable any reserve
            (including, without limitation, any reserve imposed by the Board of Governors of the Federal Reserve System), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, the Bank (or any Lending Office of the Bank); or

                  (c) shall impose on the Bank (or its Lending office) any other condition affecting any Revolving Loan, the Revolving Note or its obligation to make or maintain any Revolving Loan;

      and the result of any of the foregoing is to increase the cost to (or to impose a cost on) the Bank (or any Lending Office of the Bank) of making or maintaining any Revolving Loan, or to reduce the amount of any sum received or receivable by the Bank (or its Lending Office) under this Agreement or under the Revolving Note with respect thereto, then upon demand by the Bank (which demand shall be accompanied by a statement setting forth the basis of such demand) , the Borrower shall pay directly to the Bank from time to time such additional amount or amounts as the Bank reasonably determines will compensate the Bank for such increased cost or such reduction.

            4.8.2 CAPITAL ADEQUACY. If either (i) the introduction of or any change in or in the interpretation of any law or regulation or (ii) compliance by the Bank with any guideline or request from any central bank or other governmental authority (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by the Bank or any Person controlling the Bank and the Bank determines that the amount of such capital is increased by or based upon the existence of the Bank's commitment to lend hereunder, then, upon demand by the Bank, the Borrower shall immediately pay to the Bank, from time to time as specified by the Bank, additional amounts sufficient to compensate the Bank in the light of such circumstances, to the extent that the Bank reasonably determines such increase in capital to be allocable to the existence of the Bank's commitment to lend hereunder.

      4.9 BASIS FOR DETERMINING INTEREST RATE INADEQUATE OR UNFAIR. If with respect to any Interest Period:

            (a) the Bank determines that deposits in Dollars (in the applicable amounts) are not being offered to it in the relevant market for such Interest Period, or the Bank otherwise determines (which determination shall be binding and conclusive on all parties) that by reason of circumstances affecting the London interbank eurodollar market adequate and reasonable means do not exist for ascertaining the applicable LIBOR Rate; or

            (b) the LIBOR Rate (Reserve Adjusted), as determined by the Bank, will not adequately and fairly reflect the cost to the Bank of maintaining or funding such Revolving Loans for such Interest Period, or that the making or funding of LIBOR Rate Loans has become impracticable as a result of an event occurring after the date of this Agreement which in the opinion of the Bank materially changes such Revolving Loans, then, so long as such circumstances shall continue:

                  (i)   the Bank shall promptly notify the Borrower thereof,

                  (ii) The Bank shall be under no obligation to make or convert into LIBOR Rate Loans so affected, and

                  (iii) on the last day of the then current Interest Period for
            LIBOR Rate Loans so affected, such Revolving Loans shall, unless then repaid in full, automatically convert to Prime Rate Loans.

If conditions subsequently change so that the foregoing conditions no longer exist, the Bank will promptly notify the Borrower thereof, and upon the receipt of such notice, the obligations of the Bank to make or continue LIBOR Rate Loans shall be reinstated.

      4.10 CHANGES IN LAW RENDERING CERTAIN LOANS UNLAWFUL. In the event that any change in (including the adoption of any new) applicable laws or regulations, or any change in the interpretation of applicable laws or regulations by any governmental or other regulatory body charged with the administration thereof, should make it unlawful for the Bank or the Lending Office of the Bank to make, maintain or fund LIBOR Rate Loans, then (a) the Bank shall promptly notify the Borrower, (b) the obligation of the Bank to make or convert into LIBOR Rate Loans made unlawful for the Bank shall, upon the effectiveness of such event, be suspended for the duration of such unlawfulness, and (c) on the last day of the current Interest Period for LIBOR Rate Loans (or, in any event, if the Bank so requests, on such earlier date as may be required by the relevant law, regulation or interpretation), the LIBOR Rate Loans shall, unless then repaid in full, automatically convert to Prime Rate Loans. If conditions subsequently change so that the foregoing conditions no longer exist, the Bank will promptly notify the Borrower thereof, and upon the receipt of such notice, the obligations of the Bank to make or continue LIBOR Rate Loans shall be reinstated.

      4.11 FUNDING LOSSES. The Borrower hereby agrees that upon demand by the Bank (which demand shall be accompanied by a statement setting forth the basis for the calculations of the amount being claimed) the Borrower will indemnify the Bank against any net loss or expense which the Bank may sustain or incur (including, without limitation, any net loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by the Bank to fund or maintain LIBOR Rate Loans), as reasonably determined by the Bank, as a result of (a) any payment or prepayment or conversion of any LIBOR Rate Loan of the Bank on a date other than the last day of an Interest Period for such Revolving Loan, or (b) any failure of the Borrower to borrow or convert any Revolving Loans on a date specified therefor in a Borrowing Request or Continuation/Conversion request pursuant to this Agreement. For this purpose, all notices to the Bank pursuant to this Agreement shall be deemed to be irrevocable.

      4.12 RIGHT OF BANK TO FUND THROUGH OTHER OFFICES. The Bank may, if it so elects, fulfill its Commitment as to any LIBOR Rate Loan by causing its Lending Office to make such Revolving Loan; PROVIDED, that in such event for the purposes of this Agreement, such Revolving Loan shall be deemed to have been made by the Bank and the obligation of the Borrower to repay such Loan shall nevertheless be to the Bank and shall be deemed held by it, to the extent of such Loan, for the account of such branch or affiliate.

      4.13 DISCRETION OF BANK AS TO MANNER OF FUNDING. Notwithstanding any provision of this Agreement to the contrary, the Bank shall be entitled to fund and maintain its funding of all or any part of the Revolving Loans in any manner it sees fit, it being understood, however, that for the purposes of this Agreement all determinations hereunder shall be made as if the Bank had actually funded and maintained each LIBOR Rate Loan during each Interest Period for such Revolving Loan through the purchase of deposits having a maturity corresponding to such Interest Period and bearing an interest rate equal to the LIBOR Rate for such Interest Period.

      4.14 CONCLUSIVENESS OF STATEMENTS; SURVIVAL OF PROVISIONS. Determinations and statements of the Bank pursuant to SECTION 4.8.1, SECTION 4.8.2, SECTION 4.9, SECTION 4.10 or SECTION 4.11 shall be conclusive absent demonstrable error. The provisions of SECTIONS 4.8.1, 4.8.2 and 4.10 shall survive termination of this Agreement.

      4.15 MAXIMUM INTEREST. It is the intention of the Bank and the Borrower to comply with the laws of the State of Illinois, and, notwithstanding any provision to the contrary contained herein or in the other Related Documents, the Borrower shall not be required to pay, and the Bank shall not be permitted to collect, any amount in excess of the maximum amount of interest permitted by applicable law ("EXCESS INTEREST"). If any Excess Interest is provided for or determined to have been provided for by a court of competent jurisdiction in this Agreement or in any of the other Related Documents, then in such event (i) the provisions of this SECTION 4.15 shall govern and control; (ii) the Borrower shall not be obligated to pay any Excess Interest; (iii) any Excess Interest that the Bank may have received hereunder shall be, at the Bank's sole option,
(A) applied as a credit against either the outstanding principal balance of the Revolving Loans or accrued and unpaid interest hereon, (B) refunded to the payor thereof, or (C) any combination of the foregoing; (iv) the interest rate(s) provided for herein shall be automatically reduced to the maximum rate allowed under applicable law, and this Agreement and the other Related Documents shall be deemed to have been, and shall be, reformed and modified to reflect such reduction; and (v) the Borrower shall not have any action against the Bank for any damages arising out of the payment or collection of any Excess Interest. Notwithstanding the foregoing, if any interest payment or other charge or fee payable hereunder or under any of the other Related Documents exceeds the maximum amount then permitted by applicable law, then to the extent permitted by law, the Borrower shall be obligated to pay the maximum amount then permitted by applicable law and the Borrower shall continue to pay the maximum amount from time to time permitted by applicable law until all such interest payments and other charges and fees otherwise due hereunder or under any of the other Related Documents (in the absence of such restraint imposed by applicable law) have been paid in full.


SECTION 5.  REDUCTION OR TERMINATION OF REVOLVING LOAN COMMITMENT; PREPAYMENTS

      5.1 REDUCTION OR TERMINATION OF REVOLVING LOAN COMMITMENT BY THE BORROWER. The Borrower may from time to time on at least five (5) Business Days' prior written notice received by the Bank permanently reduce the amount of the Maximum Commitment but only upon first repaying the amount, if any, by which the aggregate unpaid principal amount of the Revolving Note exceeds the then reduced amount of the Maximum Commitment. The Borrower may at any time on like notice terminate the Revolving Loan Commitment upon payment in full of the Revolving Note; PROVIDED, HOWEVER, that no such termination of the Revolving Loan Commitment shall terminate or otherwise affect the obligations of the Borrower hereunder or require the Bank to release any of the Collateral.

      5.2 OPTIONAL PREPAYMENT OF REVOLVING LOANS. The Borrower may prepay at any time any Revolving Loans in whole or in part without penalty except to the extent any amounts are owed pursuant to SECTION 4.11 as a result of such prepayment; PROVIDED, that (a) the Borrower shall give the Bank not less than one (1) Business Days' prior notice thereof for Prime Rate Loans and not less than three (3) Business Days' prior notice thereof for LIBOR Rate Loans, specifying the Revolving Loans to be prepaid, and the date and amount of prepayment, (b) subject to SECTION 4.9. LIBOR Rate Loans shall be prepaid only on the last day of the Interest Period relating thereto, (c) each partial prepayment shall be in a principal amount of $100,000 or an integral multiple thereof, and (d) any prepayment of the entire principal amount of all Revolving Loans shall include accrued interest to the date of prepayment.

      5.3 MANDATORY PREPAYMENTS. If, on any date, the Partnership shall sell any of the Stock, the Borrower shall promptly notify the Bank of such sale, including the amount of net proceeds to be received by the Partnership in respect of such sale and in return for the release of the Stock being sold, the Borrower shall promptly repay in full any Revolving Loans then outstanding, the proceeds of which were used to purchase such Stock.

      5.4 TERMINATION OF REVOLVING LOAN COMMITMENT BY THE BANK. On the Termination Date, all Revolving Loans and other Liabilities shall become immediately due and payable, without presentment, demand or notice of any kind.

      5.5 INTEREST ON PRINCIPAL PRE-PAID. Any prepayment of any Revolving Loan shall include accrued interest to the date of prepayment on the principal amount being prepaid.

      5.6 USE OF PROCEEDS; REGULATION U. The proceeds of the Revolving Loans shall be used by the Borrower to purchase Stocks for investment purposes. Borrower understands that for purposes of this Agreement, all Stock (whether Margin Stock or Non-Margin Stock) will be treated as Margin Stock and the Bank will comply with Regulation U in connection therewith. Notwithstanding the foregoing, the Borrower may request and the Bank shall make Revolving Loans for the payment of interest hereunder, provided that each of the conditions to borrowing set forth in Section 11 hereof is satisfied both before and after giving effect to such Revolving Loan.


SECTION 6.  MAKING OF PAYMENTS

      6.1 MAKING OF PAYMENTS. All payments of principal of, or interest on, the Revolving Note and of any fees shall be made in lawful money of the United States of America in immediately available funds by the Borrower to the Bank. All such payments shall be made to the Bank at its principal office in Chicago, Illinois not later than 2:00 p.m., Chicago, Illinois time, on the date due; and funds received after that hour shall be deemed to have been received by the Bank on the next following Business Day.

      6.2 DEPOSITS TO THE BORROWERS' ACCOUNT. The Bank shall have the right to deposit all proceeds of the Revolving Loans to the Borrower's operating account, if any, with the Bank and shall have the right to charge such account (or any other account in the Borrower's name) for all other Liabilities due from and payable by the Borrower hereunder.

      6.3   SET-OFF.

            (a) The Borrower agrees that, if at any time (i) any amount owing by it under this Agreement or any Related Document is then due and payable to the Bank, or (ii) any Default or Event of Default shall have occurred and be continuing, then the Bank, in its sole discretion, may set off against and apply to the payment of any and all Liabilities any and all balances, credits, deposits, accounts, moneys or other assets of the Borrower then or thereafter with the Bank, including, without limitation, all negotiable instruments, documents of title, chattel paper, securities or certificates of deposit. The Borrower hereby grants to the Bank a continuing security interest in, any and all such balances, credits, deposits, accounts, moneys or other assets of the Borrower then or thereafter maintained with the Bank.

            (b) Without limitation of SECTION 6.3 (a) hereinabove, the Borrower agrees that, upon and after the occurrence of any Default or Event of Default, the Bank is hereby authorized, in its sole discretion, at any time and from time to time, without notice to the Borrower, (i) to set off against and to appropriate and apply to the payment of any and all Liabilities any and all amounts which the Bank is obligated to pay over to the Borrower, and (ii) pending any such action, to the extent necessary, to deposit such amounts with the Bank as Collateral to secure such Liabilities and to dishonor any and all checks and other items drawn against any deposits so held as the Bank in its sole discretion may elect.

            (c) The rights of the Bank under this SECTION 6.3 are in addition to all other rights and remedies that the Bank may otherwise have.

      6.4 APPOINTMENT AS ATTORNEY-IN-FACT. The Borrower hereby irrevocably constitutes and appoints the Bank (and any of the Bank's officers, employees or agents designated by the Bank), with full power of substitution by the Bank, as the Borrower's true and lawful agent and attorney, with power to endorse the Borrower's name on any checks, notes, acceptances, money orders, drafts or other forms of payment or security that may come into the Bank's possession and to do any and all acts and things necessary or desirable in the Bank's sole determination to carry out this Agreement and the Collateral Documents. The Borrower hereby ratifies and approves all acts under such power of attorney and neither the Bank nor any other Person acting as Borrower's attorney hereunder will be liable for any acts or omissions or for any error of judgment or mistake of fact or law made in good faith except as result of gross negligence or willful misconduct. The appointment of the Bank (and any of the Bank's officers, employees or agents designated by the Bank) as the Borrower's attorney, and each and every one of the Bank's rights and powers, being coupled with an interest, are irrevocable until all of the Liabilities have been fully repaid and this Agreement shall have expired or been terminated in accordance with the terms hereof.


SECTION 7.  REPRESENTATIONS AND WARRANTIES

      To induce the Bank to enter into this Agreement and to make Revolving Loans hereunder, the Borrower hereby represents and warrants to the Bank that:

      7.1 ORGANIZATION. The Borrower is a limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation; and the Borrower is duly qualified and in good standing as a foreign limited liability company authorized to do business in each jurisdiction where such qualification is required because of the nature of its activities or properties. First Analysis Corporation, a Delaware corporation is the sole Manager of Borrower. First Analysis Corporation, a Delaware corporation, First Analysis Management Company III, L.L.C., a Delaware limited liability company, First Analysis Management Company IV, LLC, a Delaware limited liability company, and Environmental Private Equity Management II, L.P., a Delaware limited partnership, are the sole members of the Borrower. The Borrower is the sole Managing General Partner of the Partnership. The Borrower, Environmental Private Equity Fund II, L.P., a Delaware limited partnership, The Productivity Fund III, L.P., a Delaware limited partnership, The Productivity Fund IV, L.P., a Delaware limited partnership, and The Productivity Fund IV Advisors Fund, L.P., a Delaware limited partnership, are the sole partners of the Partnership.

      7.2 AUTHORIZATION; NO CONFLICT. The Borrower's execution, delivery and performance of this Agreement and each Related Document to which it is a party and the consummation of the transactions contemplated by this Agreement and each Related Document are within the Borrower's limited liability company powers, have been duly authorized by all necessary limited liability company action, require no governmental, regulatory or other approval, and do not and will not contravene or conflict with any provision of (i) any law, statute or regulation,
(ii) any judgment, decree or order, or (iii) the Borrower's Certificate of Formation or Operating Agreement, and do not and will not contravene or conflict with, or cause any Lien (other than to the Bank) to arise under, any provision of any agreement or document binding upon the Borrower, or upon any property of the Borrower.

      7.3 VALIDITY; BINDING NATURE; APPROVALS. This Agreement and the Related Documents to which the Borrower is a party are the legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their respective terms. No order, consent, license or exemption of, or filing or registration with, any court or governmental department, agency, instrumentality or regulatory body, or any other approval which has not been obtained or taken and is not in full force and effect, is required to authorize, or is required in connection with the execution, delivery and performance by the Borrower of this Agreement and each of the Related Documents to which it is a party.

      7.4 FINANCIAL STATEMENTS. All income statements, balance sheets, cash flow statements, statements of operations and other financial data that have been or shall hereafter be furnished to the Bank for the purposes of or in connection with this Agreement do and will present fairly in accordance with GAAP, consistently applied, the financial condition of the Borrower as of the dates thereof and the results of operations for the period(s) covered thereby. There is no liability, direct or indirect, contingent or otherwise, of the Borrower that is not reflected on these financial statements.

      7.5   MATERIAL ADVERSE CHANGE.

            (a) No material adverse change has occurred in the financial condition of Borrower since the date of the financial statements submitted by Borrower to the Bank in connection with this Agreement.

            (b) To the Borrower's knowledge, since the date of the most recent financial statements of the Issuers and the Guarantors submitted by Borrower in connection with Agreement, there has been no material adverse change in the financial condition, operations, assets, business, or properties of either of the Issuers or the Guarantors.

      7.6 LITIGATION AND CONTINGENT LIABILITIES. No litigation, arbitration proceedings, governmental or quasi -governmental proceedings or investigations are pending or threatened against the Borrower, or to Borrower's knowledge the Issuers or the Guarantors, nor does the Borrower know of any basis for any of the foregoing. The Borrower has obtained all licenses, permits franchises and other governmental authorizations necessary to the ownership of its properties or to the conduct of its business and all of the foregoing are valid and in full force and effect.

      7.7 LIENS. None of the assets of the Borrower is subject to any Lien, except Permitted Liens.

      7.8 EMPLOYEE BENEFIT PLANS. Neither the Borrower nor any ERISA Affiliate maintains any Plan nor any Multiemployer Plan.

      7.9 BROKER'S FEES. The Borrower has no obligation to any Person in respect of any finder's, brokers or similar fee in connection with the Revolving Loans or this Agreement.

      7.10 OTHER AGREEMENTS. The Borrower is not in default, and will not be in default upon the consummation of the transactions contemplated hereby, or under any agreement, document, instrument, or mortgage to which the Borrower is a party or by which it is bound.

      7.11 ACCURACY OF INFORMATION. All factual information heretofore or contemporaneously furnished by or on behalf of the Borrower to the Bank for purposes of or in connection with this Agreement or any transaction contemplated hereby is, and all other factual information hereafter furnished by or on behalf of the Borrower to the Bank will be, true and accurate in every material respect on the date as of which such information is dated or certified, and the Borrower has not omitted and will not omit any material fact necessary to prevent such information from being false or misleading. The Borrower has disclosed to the Bank all facts which might materially and adversely affect the business, credit, operations, financial condition or prospects of the Borrower or the Borrower's ability to perform its obligations under this Agreement or the Related Documents.

      7.12 TAX STATUS. Borrower has made or filed all income and other tax returns, reports and declarations required by any jurisdiction to which it is, or was, subject, and has paid all taxes, assessments and other charges shown or determined to be due on such returns, reports and declarations. Neither the Borrower, nor to the Borrower's knowledge either of the issuers of the Stock is currently undergoing any audit or investigation by any federal, state or local taxing authority or agency, nor is any audit or investigation pending or anticipated.

      7.13 NO DEFAULT. No event has occurred and no condition exists which, upon the execution and delivery of, or consummation of any transaction contemplated by, this Agreement or any Related Document, or upon the funding of any Revolving Loan, will constitute a Default or an Event of Default.

      7.14 COMPLIANCE WITH APPLICABLE LAWS. The Borrower is in compliance with the requirements of all applicable laws, rules, regulations, and orders of all governmental authorities, including, without limitation, Environmental Laws.

      7.15 PLACES OF BUSINESS. As of the date hereof the chief executive office and principal place of business of the Borrower is 9500 Sears Tower, Chicago, Illinois 60606. The Borrower conducts no business at any other location.

      7.16 INVESTMENT COMPANY ACT. The Borrower is not an "investment company" or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended.

      7.17 PUBLIC UTILITY HOLDING COMPANY ACT. The Borrower is not a "holding company", or a "subsidiary company" of a "holding company", or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company", within the meaning of the Public Utility Holding Company Act of 1935, as amended.

      7.18 SOLVENCY. The Borrower is solvent, is and will be able to pay its debts as they become due and has capital sufficient to carry on its business and all businesses in which it is about to engage, and owns property having a value both at fair valuation and at present fair saleable value greater than the amount required to pay the Borrower's debts. The Borrower will not be rendered insolvent by the execution and delivery of this Agreement or any document executed incidental to or in connection herewith, or by completion of the transactions contemplated hereunder.

      7.19 LICENSES. The Borrower has obtained all licenses, permits, franchises and other governmental authorizations necessary to the ownership of its respective properties or to the conduct of its business.

      7.20 SUBSIDIARIES.  The Borrower has no Subsidiaries.

      7.21 SURVIVAL. The representations and warranties set forth in this
SECTION 7 shall survive until all Liabilities have been satisfied.


SECTION 8. AFFIRMATIVE COVENANTS

      Until the expiration or termination of the Revolving Loan Commitment and thereafter until all Liabilities are paid in full, the Borrower covenants and agrees that it will:

      8.1 REPORTS, CERTIFICATES AND OTHER INFORMATION. Furnish or cause to be furnished to the Bank:

            8.1.1 BORROWER FINANCIAL STATEMENTS. On or before the one hundred twentieth (120th) day after each of the Borrower's fiscal years, a copy of the annual consolidated financial statements of the Borrower consisting of, at least, a balance sheet and statement of income and cash flow for such period, prepared in accordance with GAAP, consistently applied, signed by an Authorized Officer.

            8.1.2 BORROWER INTERIM REPORTS. On or before the sixtieth (60th) day after the end of each fiscal quarter of the Borrower, a copy of unaudited consolidated financial statements of the Borrower prepared in accordance with GAAP, consistently applied, signed by an Authorized Officer and consisting of, at least, a balance sheet and statement of income and cash flow as at the close of such fiscal quarter and for the period from the beginning of such calendar year to the close of such fiscal quarter.

            8.1.3 CERTIFICATES. On or before the tenth (10th) calendar day of each calendar month, or if such day is not a Business Day, on the next such Business Day, a duly completed certificate in the form of EXHIBIT B attached hereto (a "COMPLIANCE CERTIFICATE") dated as of last Business Day of the preceding calendar month and signed by an Authorized Officer.

            8.1.4 REPORTS FROM ACCOUNTANTS. Promptly upon receipt thereof, copies of each report submitted to the Borrower by independent accountants in connection with any annual, interim or other financial review made by them of the books of the Borrower.

            8.1.5 ISSUER FINANCIAL STATEMENTS. On or before the one hundred twentieth (120th) day after each of the Issuers' fiscal years, a copy of the annual consolidated financial statements of such Issuer consisting of, at least, a balance sheet and statement of income and cash flow for such period, prepared in accordance with GAAP, consistently applied, audited by independent certified public accountants of recognized standing; provided, that if such Issuer obtains a filing extension from the Securities and Exchange Commission ("SEC"), such financial statements shall only be required to be delivered within fifteen (15) days of the filing of such financial statements with the SEC.

            8.1.6 ISSUER INTERIM REPORTS. On or before the sixtieth (60th) day after the end of each of the Issuers' fiscal quarters, a copy of unaudited consolidated financial statements of such Issuer prepared in accordance with GAAP, consistently applied, signed by an authorized officer of such Issuer and consisting of, at least, a balance sheet and statement of income and cash flow as at the close of such fiscal quarter and for the period from the beginning of such calendar year to the close of such fiscal quarter; provided, that if such Issuer obtains a filing extension from the SEC, such financial statements shall only be required to be delivered within fifteen (15) days of the filing of such financial statements with the SEC.

            8.1.7 GUARANTOR FINANCIAL STATEMENTS. On or before the one hundred twentieth (120th) day after each of the Guarantors' fiscal years, a copy of the annual consolidated financial statements of such Guarantor consisting of, at least, a balance sheet and statement of income and cash flow for such period, prepared in accordance with GAAP, consistently applied, audited by independent certified public accountants of recognized standing.

            8.1.8 GUARANTOR INTERIM REPORTS. On or before the sixtieth (60th) day after the end of each of the Guarantors' fiscal quarters, a copy of unaudited consolidated financial statements of such Guarantor prepared in accordance with GAAP, consistently applied, signed by an authorized officer of such Guarantor and consisting of, at least, a balance sheet and statement of income and cash flow as at the close of such fiscal quarter and for the period from the beginning of such calendar year to the close of such fiscal quarter.

            8.1.9 PARTNERSHIP FINANCIAL STATEMENTS. On or before the one hundred twentieth (120th) day after each of the Partnership's fiscal years, a copy of the annual consolidated financial statements of the Partnership consisting of, at least, a balance sheet and statement of income and cash flow for such period, prepared in accordance with GAAP, consistently applied, signed by an authorized officer of the general partner of the Partnership.

            8.1.10 PARTNERSHIP INTERIM REPORTS. On or before the sixtieth (60th) day after the end of each fiscal quarter of the Partnership, a copy of unaudited consolidated financial statements of the Partnership prepared in accordance with GAAP, consistently applied, signed by an authorized officer of the general partner of the Partnership and consisting of, at least, a balance sheet and statement of income and cash flow as at the close of such fiscal quarter and for the period from the beginning of such calendar year to the close of such fiscal quarter.

            8.1.11 NOTICE OF DEFAULT; LITIGATION. Forthwith upon learning of the occurrence of any of the following, written notice thereof which describes the same and the steps being taken by the Borrower with respect thereto:
      (i) the occurrence of a Default or an Event of Default, and (ii) the institution of, or any adverse determination in, any litigation, arbitration proceeding or governmental proceeding in which any injunctive relief is sought or in which money damages in excess of Twenty-Five Thousand Dollars ($25,000) are sought.

            8.1.12 BORROWING REQUEST. Upon each request by the Borrower for a Revolving Loan hereunder, a duly completed borrowing request in the form of EXHIBIT C attached hereto (the "BORROWING REQUEST") , in form and substance satisfactory to the Bank and signed by an Authorized Officer.

            8.1.13 GUARANTOR COMPLIANCE CERTIFICATES. On or before the sixtieth
      (60th) day after the end of each of the Guarantors' fiscal quarters, certificates duly executed by each of the Guarantors, in the form attached to the Guarantees as Annex I and Annex II.

            8.1.14 OTHER INFORMATION. Such other information, certificates, schedules, exhibits or documents (financial or otherwise) concerning the Borrower, the Issuers or the Guarantors as the Bank may reasonably request from time to time.

      8.2 EXISTENCE. Maintain in full force and effect its existence as a limited liability company in good standing under the laws of its State of formation, and all rights, licenses, leases and franchises necessary to the conduct of its business, and qualify and remain qualified to do business in each jurisdiction in which such qualification is required.

      8.3 BOOKS, RECORDS AND INSPECTIONS. Maintain complete and accurate books and records, the Bank to have access to such books and records, and permit the Bank and any officers and designated agents or representatives of the Bank to visit, audit, examine, copy and inspect, and verify the Borrower's books and records, offices, properties, Collateral and operations, at such times as the Bank may reasonably request, at the sole cost and expense of the Bank, unless there is a Default or an Event of Default, in which case such visit, audit, examination and inspection shall be upon the Bank' s demand and at the sole cost and expense of the Borrower.

      8.4 TAXES AND LIABILITIES. Promptly pay when due all taxes, duties, assessments and other liabilities.

      8.5 COMPLIANCE WITH APPLICABLE LAWS. Comply with the requirements of all applicable laws, rules, regulations, and orders of all governmental authorities, including, without limitation, Environmental Laws.

      8.6 USE OF PROCEEDS. Only use or permit the direct or indirect use of any proceeds of or with respect to the Revolving Loans for "purchasing or carrying" (within the meaning of Regulation U) Stock for investment purposes and in all cases consistent with applicable laws and statutes.

      8.7 LOAN TO VALUE RATIO. Maintain at all times a Loan to Value Ratio equal to or less than .65 to 1.0; PROVIDED, that the Borrower agrees that if at any time the Loan to Value Ratio is greater than .65 to 1.0, the Borrower will, on or before the next Business Day, either (a) make a mandatory prepayment of principal of the Revolving Loans (any such mandatory prepayment shall be without premium or penalty) or (b) pledge to the Bank additional Stock, each in an amount necessary to reduce the Loan to Value Ratio to equal to or less than .65 to 1.0. For purposes of this Section, "LOAN TO VALUE RATIO" means at any time the ratio obtained by dividing the aggregate outstanding amount of the Revolving Loans by the aggregate Current Market Value of the Stocks.


SECTION 9.  NEGATIVE COVENANTS

      Until the expiration or termination of the Revolving Loan Commitment and thereafter until all Liabilities are paid in full, Borrower covenants and agrees that, unless at any time the Bank shall otherwise expressly consent in writing, it will not:

      9.1 LIMITS ON REVOLVING LOAN COMMITMENT. Permit the aggregate outstanding principal amount of the Revolving Loans to exceed the then-current Maximum Commitment from time to time in effect.

      9.2 INDEBTEDNESS. Create, incur, assume or suffer to exist any Indebtedness EXCEPT (i) the Revolving Loans or other Liabilities, and (ii) other Indebtedness outstanding on the date hereof as set forth on SCHEDULE 9.2 attached hereto (collectively, the "PERMITTED INDEBTEDNESS").

      9.3 LIENS. Create, incur, assume or suffer to exist any Lien with respect to any assets now owned or hereafter acquired by the Borrower, EXCEPT the following Liens (the "PERMITTED LIENS"): (a) Liens in favor of the Bank, (b) Liens incurred in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, (c) Liens of carriers, materialmen and mechanics and other like statutory Liens arising in the ordinary course of business, (d) Liens for current taxes not delinquent or taxes being contested in good faith and by appropriate proceedings and as to which such reserves or other appropriate provisions as may be required by GAAP are being maintained, (e) Liens arising in the ordinary course of business for sums being contested in good faith and by appropriate proceedings and with respect to which adequate reserves are being maintained in accordance with GAAP, or for sums not due, and in either case not involving any deposits or advances for borrowed money or the deferred purchase price of property or services; or (f) Liens consented to in writing by the Bank.

      9.4 SUBSIDIARIES. Not create any Subsidiary or other affiliated entity nor enter into any joint venture (other than the Partnership) with any other entity, without the Bank's prior written consent.

      9.5 CHANGE IN NATURE OF BUSINESS. Make any material change in the nature of its business carried on as of the Closing Date.

      9.6 MERGERS, CONSOLIDATIONS, SALES. Without the Bank's prior written consent, be a party to any merger, consolidation, or exchange of stock, or purchase or otherwise acquire all or substantially all of the assets or stock of any class of, or any partnership or joint venture interest in, any other Person, or sell, transfer, convey or lease all or any substantial part of its assets, or sell, or assign, with or without recourse, any receivables.

      9.7 TRANSACTIONS WITH AFFILIATES. Not enter into, or cause, suffer or permit to exist any arrangement or contract with any of its other Affiliates unless such arrangement (a) is fair and equitable to the Borrower, (b) is of a sort which would be entered into by a prudent Person in the position of the Borrower with a Person which is not one of its Affiliates, and (c) is on terms which are not less favorable to the Borrower than are obtainable from a Person which is not one of its Affiliates.

      9.8 OTHER AGREEMENTS. Enter into any agreement containing any provision which would be violated or breached by the performance of its obligations hereunder or under any Related Document or which would violate or breach any provision hereof or of any Related Document.

      9.9 EMPLOYEE BENEFIT PLANS. Establish or permit any ERISA Affiliate to establish any Plan or Multiemployer Plan without the prior written consent of the Bank.


SECTION 10.  COLLATERAL SECURITY

      10.1 COLLATERAL DOCUMENTS. Payment and performance of all of the Liabilities shall be secured pursuant to a Pledge Agreement, substantially in the form of EXHIBIT D attached hereto, pursuant to which the Partnership grants a security interest in the Stock owned by it to the Bank as collateral security for the Liabilities of the Borrower to the Bank (as the same may be amended, modified or supplemented from time to time, the "PLEDGE AGREEMENT").

      10.2 DELIVERIES; FURTHER ASSURANCES. The Borrower agrees that it will, at its sole expense, upon the Bank's request, forthwith execute and deliver, or cause to be executed and delivered to the Bank, in due form for filing or recording (the Borrower hereby agreeing to pay the cost of filing or recording the same in all public offices deemed necessary by the Bank), such assignments, security agreements, warehouse receipts, bailee letters, consents, waivers, financing statements, and other documents, and do such other acts and things, all as the Bank may from time to time reasonably request, to establish and maintain to the satisfaction of the Bank a valid, first perfected security interest in all of the present and/or future Collateral (free of all other Liens whatsoever, except Permitted Liens) to secure payment of the Liabilities, including, without limitation, all things necessary to enable the Bank to have a first priority perfected security interest in the Collateral as required by
Article 8 and Article 9 of the Illinois Uniform Commercial Code, as amended.


SECTION 11.  CONDITIONS OF LENDING

      The Bank's obligation to make any Revolving Loan is subject to the following conditions precedent:

      11.1 INITIAL LOANS. The Bank's obligation to make the initial Revolving Loan hereunder is, in addition to the conditions precedent specified in SECTION
11.2 hereof, subject to the satisfaction of each of the following conditions precedent:

            11.1.1 DOCUMENTS. The Bank shall have received all of the following, each duly executed and delivered and dated the Closing Date, or such earlier date as shall be satisfactory to the Bank, in form and substance satisfactory to the Bank:

                  (a) RELATED DOCUMENTS. This, Agreement, the Revolving Note,
            the Pledge Agreement, the Guarantees and such other Collateral Documents and Related Documents as the Bank may require.

                  (b) CERTIFICATE OF THE MANAGER OF THE BORROWER. A certificate of the Secretary of the Manager of the Borrower certifying as to:

                        (1) Borrower's Certificate of Formation, certified by
                  the Secretary of State of the Borrower's State of formation as of a recent date;

                        (2) Operating Agreement of the Borrower;

                        (3) Resolutions of the Borrower's Members and/or
                  Managers authorizing the execution, delivery and performance of this Agreement and the Related Documents to which the Borrower is a party (if such resolutions are required by the Operating Agreement of the Borrower);

                        (4) The names of the officer or officers of the Manager
                  of the Borrower authorized to sign this Agreement and the Related Documents together with a sample of the true signature of each such officer. The Bank may conclusively rely on each such certificate until formally advised by a like certificate of any changes therein.

                  (c) CERTIFICATE OF EXISTENCE. A good standing certificate from the Secretary of State of Illinois and a good standing certificate from the Secretaries of State of each other State in which the Borrower is required to be qualified to transact business.

                  (d) CERTIFICATE OF THE GENERAL PARTNER OF THE PARTNERSHIP. A
            certificate of the Secretary of the General Partner of the Partnership certifying as to:

                        (1) Partnership Agreement of the Partnership;

                        (2) Resolutions of the Partnership authorizing the
                  execution, delivery and performance of the Pledge Agreement (if such resolutions are required by the Partnership Agreement of the Partnership);

                        (3) The names of the officer or officers of the General
                  Partner of the Borrower authorized to sign the Pledge Agreement together with a sample of the true signature of each such officer. The Bank may conclusively rely on each such certificate until formally advised by a like certificate of any changes therein.

                  (e) CERTIFICATE OF THE GENERAL PARTNER OF THE EACH OF THE
            GUARANTORS. A certificate of the Secretary of the General Partner of each of the Guarantors certifying as to:

                        (1) Certificate of Limited Partnership of such
                  Guarantor, certified by the Secretary of State of such Guarantor's State of formation as of a recent date;

                        (2) Partnership Agreement of such Guarantor;

                        (3) Resolutions authorizing the execution, delivery and
                  performance of such Guarantor's Guarantee (if such resolutions are required by the Partnership Agreement of the applicable Guarantor);

                        (4) The names of the officer or officers of the General
                  Partner of such Guarantor authorized to sign the Guarantee of such Guarantor together with a sample of the true signature of each such officer. The Bank may conclusively rely on each such certificate until formally advised by a like certificate of any changes therein.

                  (f) CERTIFICATE OF EXISTENCE OF GUARANTORS. A good standing certificate from the Secretary of State of Illinois and a good standing certificate from the Secretaries of State of each other State in which each of the Guarantors is required to be qualified to transact business.

                  (g) CONSENTS. Certified copies of all documents evidencing any necessary limited liability company action, consents and governmental approvals, if any, with respect to this Agreement and the Related Documents.

                  (h) LEGAL OPINION. An opinion of Jerue & Perkins, the legal counsel of the Borrower, the Partnership and the Guarantors substantially in the form of EXHIBIT E attached hereto.

                  (i) REGULATION U. Form FR U-1 (OMB No. 7100-0115) executed by an Authorized Officer.

                  (j) STOCK. All certificates representing shares of the Stock to be held by the Partnership, together with assignments thereof endorsed in blank duly executed by the Partnership and/or the Borrower, as applicable.

                  (k) CUSTODY AGREEMENT. A custody agreement from each
            securities intermediary having a security entitlement to any of the Stock, in form and substance reasonably satisfactory to the Bank.

                  (l) FINANCIAL STATEMENTS. A copy of (i) each of the Issuers'
            most recent quarterly financial statements, including, at a minimum, a balance sheet and related statements of income, retained earnings and cash flows and (iii) each of the Guarantors' most recent quarterly financial statements, including, at a minimum, a balance sheet and related statements of income, retained earnings and cash flows.

                  (m) OTHER. Such other certificates, schedules, exhibits,
            instruments, agreements and documents as the Bank may reasonably request.

            11.1.2 FEES AND EXPENSES. The Borrower shall have paid all fees owed to the Bank and reimbursed the Bank for all costs and expenses due and payable hereunder on or before the Closing Date.

            11.1.3 DUE DILIGENCE. The Bank shall have completed its examinations of the books and records of the Issuers, which examinations will be satisfactory to the Bank in its sole and absolute discretion.

            11.1.4 CERTIFICATE. The Bank shall have received a certificate signed by an Authorized Officer and dated the Closing Date certifying satisfaction of the conditions specified in SECTION 11.1 hereof and that all the conditions to lending pursuant to SECTION 11.2 hereof have been satisfied.

            11.1.5 COMPLIANCE CERTIFICATE. The Bank shall have received certificates duly executed by each of the Guarantors, in the form attached to the Guarantees as Annex I and Annex II.

            11.2 ALL REVOLVING LOANS. The Bank's obligation to make the initial Revolving Loan and each subsequent Revolving Loan is subject to the following conditions precedent:

            11.2.1 NO DEFAULT. (a) No Default or Event of Default shall have occurred and be continuing or will result from the making of such Revolving Loan, (b) the representations and warranties contained in
      SECTION 7 hereof shall be true and correct as of the Closing Date, and shall be true and correct as of the date of any subsequently requested Revolving Loan with the same effect as though made on the date thereof,
      (c) the aggregate amount of the outstanding aggregate principal amount of the Revolving Loans shall not exceed the then-current Maximum Commitment or other limit applicable to such Revolving Loan, and (d) there shall have been no material adverse change with respect to the business, credit, operations, or financial condition of the Borrower since the date of the previous Revolving Loan made hereunder or notice of any prospective material adverse change with respect to any insurance maintained by the Borrower.

            11.2.2 LITIGATION. (a) The Borrower shall have disclosed in writing to the Bank all existing or threatened claims, litigation, arbitration proceedings or governmental proceedings pending or threatened against the Borrower not previously disclosed in writing to Bank before the date of the last previous Revolving Loan (or, in the case of the initial Revolving Loan(s), since the date of this Agreement), (b) the Borrower shall have disclosed any and all material developments that have occurred with respect,to any previously disclosed claims, litigation, arbitration proceedings or governmental proceedings and (c) the Bank shall not have determined that any existing or threatened claim, litigation, arbitration proceeding or governmental proceeding is likely to have a material adverse impact on the business, credit, operations, financial condition or prospects of the Borrower or on the ability of the Borrower to perform its obligations hereunder or under any Related Document.

            11.2.3 BORROWING REQUEST/LETTER OF DIRECTION. A Borrowing Request, certified by an Authorized Officer, together with a letter of direction as to the payment of the proceeds of the Revolving Loan to be made.

            11.2.4 REGULATION U COMPLIANCE.

            (a) Both before and after giving effect to such Revolving Loan, the aggregate principal amount of all outstanding Revolving Loans shall not exceed the Maximum Loan Value of all of the Stock.

            (b) The Borrower shall have provided to the Bank a current list of all Stock which is Collateral for the Revolving Loans, including, without limitation, the Stock to be purchased with the proceeds of such Revolving Loan, together with the Borrower's good faith estimate of the Current Market Value of each such Stock.

            11.2.5 ISSUER INFORMATION. The Borrower shall have provided the Bank with a copy of the most recent quarterly financial statements, including, at a minimum, a balance sheet and related statements of income, retained earnings and cash flows of the Issuer of the Stock to be purchased with the proceeds of such Revolving Loan at least ten (10) Business Days prior to the date of the making of such Revolving Loan and such Stock shall be acceptable to the Bank in its sole and absolute discretion.

            11.2.6 PERFECTED INTEREST. The Bank shall have received all pledge agreements, stock or other certificates, assignments, financing statements, agreements, opinions and other documents which it deems reasonable and necessary in its sole discretion to provide it with a first priority perfected security interest in the Stock being purchased with the proceeds of such Revolving Loan, including, without limitation, a revised
      Schedule I to the Pledge Agreement.

            11.2.7 OTHER. The Bank shall have received such other certificates, instruments, exhibits, schedules, agreements and documents as the Bank may reasonably request in support of such requested Revolving Loan.


SECTION 12. EVENTS OF DEFAULT AND THEIR EFFECT

      12.1 EVENTS OF DEFAULT. Each of the following shall constitute an Event of Default under this Agreement:

            12.1.1 NONPAYMENT OF AMOUNTS DUE HEREUNDER. (a) Default in the payment when due of the principal on any Revolving Loan; or (b) default in the payment when due of interest on any Revolving Loan, or the payment when due of any fees or any other amounts payable by the Borrower under this Agreement, the Revolving Note or any Collateral Document or any Related Document, which default shall continue and not be cured within five (5) days.

            12.1.2 NONPAYMENT OF OTHER INDEBTEDNESS. Default in the payment when due, whether by acceleration or otherwise, of any other Indebtedness of the Borrower or default in the performance or observance of any obligation or condition with respect to any such other Indebtedness if the effect of such default is to accelerate the maturity of any such Indebtedness or cause any of such Indebtedness to be prepaid, purchased or redeemed.

            12.1.3 OTHER MATERIAL OBLIGATIONS. Default in the payment when due, or in the performance or observance of, any material obligation of, or condition agreed to by, the Borrower with respect to any material purchase or lease of goods or services.

            12.1.4 BANKRUPTCY OR INSOLVENCY. The Borrower, the Partnership or either Guarantor becomes insolvent or generally fails to pay, or admits in writing its inability to pay, debts as they become due; or the Borrower, the Partnership or either Guarantor applies for, consents to, or acquiesces in the appointment of, a trustee, receiver or other custodian for itself or any of its property, or makes a general assignment for the benefit of its creditors; or, in the absence of such application, consent or acquiescence, a trustee, receiver or other custodian is appointed for the Borrower, the Partnership or either Guarantor; or any bankruptcy, reorganization, debt arrangement, or other case or proceeding under any bankruptcy or insolvency law, or any dissolution or liquidation proceeding, is commenced in respect of the Borrower, the Partnership or either Guarantor, and if such case or proceeding is not commenced by the Borrower, the Partnership or either Guarantor, it is consented to or acquiesced in by the Borrower, the

      Partnership or either Guarantor, as applicable; or the Borrower, the Partnership or either Guarantor takes any limited liability company or partnership action, as applicable to authorize, or in furtherance of, any of the foregoing.

            12.1.5 SPECIFIED NONCOMPLIANCE WITH THIS AGREEMENT. Failure by the Borrower to comply with or to perform under any of SECTION 8.6, SECTION
      8.7 and SECTION 9.

            12.1.6 OTHER NONCOMPLIANCE WITH THIS AGREEMENT. Failure by the Borrower to comply with or to perform any provision or covenant of this Agreement (and not constituting an Event of Default under any of the other provisions of this SECTION 12) and continuance of such failure for thirty
      (30) days after notice thereof to the Borrower from the Bank or the holder of the Revolving Note.

            12.1.7 REPRESENTATIONS AND WARRANTIES. Any representation or warranty made by the Borrower, the Partnership or either Guarantor herein or in any Related Document is breached or is false or misleading in any respect, or any schedule, exhibit, certificate, financial statement, report, notice, or other writing or document furnished by the Borrower, the Partnership or either Guarantor to the Bank is false or misleading in any respect on the date as of which the facts therein set forth are stated or certified.

            12.1.8 RELATED DOCUMENTS.

            (a) The Borrower, the Partnership or either Guarantor shall fail to comply with or to perform any provision of any of the Related Documents; or any of the Related Documents shall fail to remain in full force and effect; or any action shall be taken to discontinue any of the Collateral Documents or to assert the invalidity of any thereof.

            (b) A default shall occur under any of the Related Documents, including, without limitation, a default by any Guarantor of its covenants under its applicable Guarantee.

            (c) Either Guarantor attempts to revoke or revokes its obligations under its applicable Guarantee.

            12.1.9 JUDGMENTS. There shall be entered against the Borrower one or more judgments or decrees in excess of Fifty Thousand Dollars ($50,000) in the aggregate at any one time outstanding for the Borrower.

            12.1.10 IMPAIRMENT OF SECURITY. Any Lien securing the Liabilities shall, in whole or in part, cease to be a perfected first priority Lien (subject only to the Permitted Liens); this Agreement or any of the Related Documents or any Lien granted under the Pledge Agreement, shall terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligations of the Borrower, the Partnership or either Guarantor, as applicable; or the Borrower, the Partnership or either Guarantor shall directly or indirectly, contest in any manner such effectiveness, validity, binding nature or enforceability.

            12.1.11 CHANGE IN OWNERSHIP. There shall be any change in the ownership of any of the outstanding equity securities of the Borrower, the result of which is to cause the Borrower to be controlled, either directly or indirectly, by a Person other than First Analysis Corporation or any of its Affiliates.

      12.2 EFFECT OF EVENT OF DEFAULT. If any Event of Default described in
SECTION 12.1.4 hereof shall occur, the Revolving Loan Commitment (if it has not theretofore terminated) shall automatically and immediately terminate and all Revolving Loans, the Revolving Note and all other Liabilities shall become immediately due and payable, all without presentment, demand, protest, diligence or notice of any kind, all of which are hereby expressly waived by the Borrower; and, in the case of any other Event of Default in this Agreement, the Bank may declare the Revolving Loan Commitment (if it is not theretofore terminated) to be terminated and all Revolving Loans, the Revolving Note and all other Liabilities to be immediately due and payable, whereupon the Revolving Loan Commitment shall immediately terminate and all Revolving Loans, the Revolving Note and all other Liabilities shall become immediately due and payable, all without presentment, demand, protest, diligence or notice of any kind, all of which are hereby expressly waived by the Borrower.


SECTION 13.  GENERAL

      13.1 WAIVER; OTHER REMEDIES; AMENDMENTS. No delay on the part of the Bank or the holder of any Revolving Note in the exercise of any right, power or remedy hereunder or under any Related Document shall operate as a waiver hereof or thereof, nor shall any single or partial exercise by any of them of any right, power or remedy hereunder or under any Related Document preclude other or further exercise hereof or thereof, or the exercise of any other right, power or remedy. The rights and remedies herein expressly provided are cumulative and not exclusive of any rights or remedies which the Bank or the holder of the Revolving Note would otherwise have, whether arising under this Agreement, any Collateral Document or other Related Document, or under applicable law, or otherwise. No amendment, modification or waiver of, or consent,with respect to, any provision of this Agreement, the Revolving Note or any Related Document shall in any event be effective unless the same shall be in writing and signed and delivered by the Bank, and then any such amendment, modification, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

      13.2 NOTICES. Except as otherwise provided herein, all notices hereunder shall be in writing. Notices given by mail shall be deemed to have been given three days after the date sent if sent by certified mail, postage prepaid, and:
(a) IF TO THE BORROWER, addressed to the Borrower at its address shown beside its signature hereto; (b) IF TO THE BANK, addressed to the Bank at the address shown beside its signature hereto; or in the case of each party, such other address as such party, by written notice received by the other party to this Agreement, may have designated as its address for notices. Notices given by personal delivery shall be deemed to have been given when delivered. The Bank shall be entitled to rely upon all telephonic notices given pursuant to SECTION
2.2 hereof and the Borrower shall hold the Bank harmless from any loss, cost or expense ensuing from any such reliance.

      13.3 COMPUTATIONS. Where the character or amount of any asset or liability or item of income or expense is required to be determined, or any consolidation or other accounting computation is required to be made, for purposes of this Agreement such determination or calculation shall, to the extent applicable and except as otherwise specified in this Agreement, be made in accordance with GAAP applied on a basis consistent with GAAP as GAAP is in effect as of the date of the first financial statements delivered pursuant to SECTION 8.1 hereof.

      13.4  COSTS, EXPENSES AND TAXES.

            (a) The Borrower agrees to pay on demand all of the out-of-pocket costs and expenses of the Bank (including the fees and out-of-pocket expenses of the Bank's counsel and of local counsel, if any, who may be retained by said counsel) in connection with the preparation, negotiation, execution and delivery of this Agreement, the Related Documents and all other instruments or documents provided for herein or delivered or to be delivered hereunder or in connection herewith (including, without limitation, all amendments, supplements and waivers executed and delivered pursuant hereto or in connection herewith). The Borrower further agrees that the Bank, in its sole discretion, may deduct all such unpaid amounts from the aggregate proceeds of the Revolving Loans.

            (b) The costs and expenses that the Bank incurs in any manner or way with respect to the following shall be part of the Liabilities, payable by the Borrower on demand if at any time after the date of this Agreement the
      Bank: (i) employs counsel for advice or other representation (A) with respect to the amendment or enforcement of this Agreement or the Related Documents, or with respect to any Collateral securing the Liabilities hereunder, (B) to represent the Bank in any work-out or any type of restructuring of the Revolving Loans, or any litigation, contest, dispute, suit or proceeding or to commence, defend or intervene or to take any other action in or with respect to any litigation, contest, dispute, suit or proceeding (whether instituted by the Bank, the Borrower or any other Person) in any way or respect relating to this Agreement, the Related Documents, the Borrower's affairs or any collateral securing the Liabilities hereunder or (C) to enforce any of the rights of the Bank with respect to the Borrower; (ii) takes any action to protect, collect, sell, liquidate or otherwise dispose of any collateral securing the Liabilities hereunder; and/or (iii) seeks to enforce or enforces any of the rights and remedies of the Bank with respect to the Borrower. Without limiting the generality of the foregoing, such expenses, costs, charges and fees include:

      fees, costs and expenses of attorneys, accountants and consultants; court costs and expenses; court reporter fees, costs and expenses; long distance telephone charges; telegram and telecopier charges; and expenses for travel, lodging and food.

            (c) The Borrower further agrees to pay, and to save the Bank harmless from all liability for, any stamp or other taxes which may be payable in connection with or related to the execution or delivery of this Agreement, the Related Documents, the borrowings hereunder, the issuance of the Revolving Note or of any other instruments or documents provided for herein or delivered or to be delivered hereunder or in connection herewith.

            (d) All of the Borrower's obligations provided for in this SECTION
      13.4 shall be Liabilities and shall survive repayment of the Revolving Loans, cancellation of the Revolving Note, termination of this Agreement or any Related Document.

      13.5 INDEMNIFICATION. In consideration of the execution and delivery of this Agreement by the Bank and the Bank's agreement to extend the Revolving Loan Commitment, the Borrower hereby agrees to indemnify, exonerate, defend and hold the Bank and each of its officers, directors, employees and agents (hereinafter collectively called the "BANK PARTIES" and individually called a "BANK PARTY") free and harmless from and against any and all actions, causes of action, suits, losses, penalties, costs (including, without limitation, all documentary or other stamp taxes or duties), liabilities and damages, and expenses in connection therewith of any kind or nature whatsoever (irrespective of whether the Bank Party is a party to the action for which indemnification hereunder is sought) (hereinafter, the "INDEMNIFIED LIABILITIES"), including, without limitation, attorneys' fees and disbursements, incurred by the Bank Parties or any of them as a result of, or arising out of, or relating to:

            (a) any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of any Revolving Loan;

            (b) the execution, delivery, performance, administration or enforcement of this Agreement and the Related Documents in accordance with their respective terms by any of the Bank Parties; or

            (c) any misrepresentation or breach of any warranty or covenant herein or in any certificate delivered pursuant hereto.

If and to the extent that the foregoing agreements described in this SECTION
13.5 may be unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. All of the Borrower's obligations under this SECTION 13.5 shall survive repayment of the Revolving Loans, cancellation of the Revolving Note, or any termination of this Agreement or any Related Document.

      13.6 SURVIVAL. The obligations of the Borrower under SECTIONS 13.4 and
13.5 hereof shall in each case survive any termination of this Agreement, the payment in full of all Liabilities and the termination of the Revolving Loan Commitment.

      13.7 SEVERABILITY. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any such provision shall be prohibited by, or invalid under, such law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. All obligations of the Borrower and rights of the Bank, which obligations and rights are described herein, shall be in addition to, and not in limitation of, those provided by applicable law. If and to the extent any provision of any Collateral Document is inconsistent with the provisions of this Agreement, the provisions of this Agreement shall control.

      13.8 COUNTERPARTS. This Agreement may be executed in any number of counterparts and by the different parties on separate counterparts, and each such counterpart shall be deemed to be an original, and all such counterparts shall together constitute but one and the same Agreement.

      13.9 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon the Borrower and the Bank and their respective successors and assigns, and shall inure to the benefit of the Bank and the Bank's successors and assigns. The Borrower shall have no right to assign its rights or delegate its duties under this Agreement.

      13.10 PRIOR AGREEMENTS. The terms and conditions set forth in this Agreement and the Related Documents shall supersede all prior agreements, discussions, correspondence, memoranda and understandings (whether written or oral) of the Borrower and the Bank concerning or relating to the subject matter of this Agreement (including, without limitation, the terms set forth in any term sheet or commitment letter).

      13.11 ASSIGNMENTS; PARTICIPATIONS.

            (a) The Bank shall have the right to assign to one or more banks or other financial institutions all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of the Revolving Loan Commitment, the Revolving Loans and the Revolving Note) and the Collateral Documents. Upon any such assignment,
      (i) the assignee shall become a party hereto and, to the extent of such assignment, have all rights and obligations of the Bank hereunder and under the Collateral Documents and (ii) the Bank shall, to the extent of such assignment, relinquish its rights and be released from its obligations hereunder and under the Collateral Documents. The Borrower hereby agrees to execute and deliver such agreements and documents, and to take such other actions, as the Bank may reasonably request to accomplish the foregoing.

            (b) In addition to the assignments permitted in clause (a) of this
      SECTION 13.11, the Bank and any assignee pursuant to clause (a) above shall have the right to grant participations to one or more banks or other financial institutions in or to any Revolving Loan hereunder (and the Collateral Documents) and the Revolving Note held by the Bank or such assignee without notice to or consent from the Borrower. No holder of a participation in all or any part of the Revolving Loans (and the Collateral Documents) or the Revolving Note shall have any rights under this Agreement; PROVIDED, HOWEVER, that, to the extent permitted by applicable law, each holder of a participation shall have the same rights as the Bank under SECTION 6.3 hereof.

            (c) The Borrower hereby consents to the disclosure of any information obtained in connection herewith (i) by the Bank, to any bank or other financial institution which is an assignee or potential assignee pursuant to CLAUSE (a) above, and (ii) by the Bank and any assignee pursuant to CLAUSE (a) above, to any bank or other financial institution which is a participant or potential participant pursuant to CLAUSE (b) above, it being understood that the Bank and each assignee shall advise any such bank or other financial institution of its obligation to keep confidential any non-public information disclosed to it pursuant to this
      SECTION 13.11. The Bank shall advise the Borrower of each bank or other financial institution which becomes an assignee pursuant to CLAUSE (a) above, and the Bank and each assignee, as applicable, shall advise the Borrower of each bank or other financial institution which becomes a participant pursuant to CLAUSE (b) above.

      13.12 MARSHALING; RECAPTURE. The Bank shall not be under any obligation to marshall any assets in favor of the Borrower or any Person or any other party or against or in payment of any or all of the Liabilities. To the extent the Bank receives any payment by or on behalf of the Borrower, which payment or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to the Borrower or its estate, trustee, receiver, custodian or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such payment or repayment, the obligation or part thereof which has been paid, reduced or satisfied by the amount so repaid shall be reinstated by the amount so repaid and shall be included within the Liabilities of the Borrower to the Bank as of the date such initial payment, reduction or satisfaction occurred.

      13.13 CAPTIONS. Section captions in this Agreement are for convenience only, and shall not affect the construction of this Agreement.

      13.14 GOVERNING LAW. THIS AGREEMENT AND THE RELATED DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAWS OF THE STATE OF ILLINOIS, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES.

      13.15 JURY TRIAL; VENUE. THE BORROWER HEREBY IRREVOCABLY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING (I) TO ENFORCE OR DEFEND ANY RIGHTS UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE RELATED DOCUMENTS, OR (II) ARISING FROM ANY DISPUTE OR CONTROVERSY IN CONNECTION WITH THIS AGREEMENT OR THE RELATED DOCUMENTS, AND AGREES THAT ANY SUCH ACTION OR COUNTERCLAIM SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

      THE BORROWER IRREVOCABLY AGREES THAT, SUBJECT TO THE BANK'S SOLE AND ABSOLUTE ELECTION, ANY ACTION OR PROCEEDING IN ANY WAY, MANNER OR RESPECT ARISING OUT OF THIS AGREEMENT, THE RELATED DOCUMENTS, OR ARISING FROM ANY DISPUTE OR CONTROVERSY ARISING IN CONNECTION WITH THIS AGREEMENT OR THE RELATED DOCUMENTS, SHALL BE LITIGATED ONLY IN THE COURTS HAVING SITUS WITHIN THE CITY OF CHICAGO, THE STATE OF ILLINOIS, AND BORROWER HEREBY CONSENTS AND SUBMITS TO THE JURISDICTION OF ANY LOCAL, STATE OR FEDERAL COURT LOCATED WITHIN SUCH CITY AND STATE. THE BORROWER HEREBY WAIVES ANY RIGHT IT MAY HAVE TO TRANSFER OR CHANGE THE VENUE OF ANY LITIGATION BROUGHT AGAINST BORROWER BY THE BANK IN ACCORDANCE WITH THIS SECTION 13.15.

      IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Secured Revolving Loan Agreement as of the date first above written.

                                       RIVERSIDE L.L.C.

                                       By: FIRST ANALYSIS CORPORATION,
                                           as Manager


                                       By: __________________________________
                                           Bret R. Maxwell, its Vice Chairman

9500 Sears Tower
Chicago, Illinois  60606
Attention:  Mark Koulogeorge
Telephone:  (312) 258-1400
Facsimile:  (312) 258-0334


                                       LASALLE BANK NATIONAL ASSOCIATION


                                       By:___________________________________
                                          William Sykstus,
                                          Assistant Vice President

Lending Office (Prime Rate Loans)
135 South LaSalle Street
Chicago, Illinois  60603
Attention: William Sykstus
Telephone:  (312) 904-2791
Facsimile:  (312) 904-8544


Lending Office (LIBOR Rate Loans)
135 South LaSalle Street
Chicago, Illinois  60603
Attention: William Sykstus
Telephone:  (312) 904-2791
Facsimile:  (312) 904-8544

                                                            Schedule 9.2 to
                                                            Secured Revolving
                                                            Loan Agreement


                            PERMITTED INDEBTEDNESS

NONE.